Exhibit 3.2

BYLAWS

CONSTRUTORA TENDA S.A.

CHAPTER I. NAME, HEADQUARTERS, PURPOSE AND DURATION

Article 1. Construtora Tenda S.A. (“Company”) is a company governed by the bylaws and the applicable legislation.

Article 2. Company is headquartered in the City of São Paulo, State of São Paulo, and may, by resolution of the Board of Executive Officers, open, transfer and close branches, agencies, offices or any other establishments in any part of the national territory and abroad, as well as change the address of the headquarters.

Article 3. The purpose of the Company is (i) the execution of home-building works, (ii) the promotion, holding of interest, management, or construction of real estate projects of any nature, including the development and land subdivision of properties owned by the company or by third parties (iii) the acquisition and disposal of residential or commercial properties, ready or to be built, lands and notional fractions linked or not to future units, (iv) the rendering of home-building and home-building management services, (vi) the lease of owned properties and (vii) the holding of interest in other companies, in Brazil and abroad.

Article 4. The Company has an undetermined term of duration.

CHAPTER II. CAPITAL STOCK

Article 5. The Company’s capital stock is of R$755,235,879.36, divided into 400,652,450 common stocks, without par value.

Sole Paragraph. The capital stock shall always be divided exclusively in common stocks, being prohibited the issuance of preferred stocks.

Article 6. All stocks of the Company are book entry stocks, kept in a deposit account on behalf of the respective owners in an institution authorized by the Securities Exchange Commission designated by the Board of Directors.

Sole paragraph. The transfer and registration cost, as well as the service cost related to the custody stocks, may be charged directed from the shareholder by the depositary institution.

Article 7. Each common stock shall grant to its holder the right to one vote in the resolutions of the General Meeting.

Article 8. The capital may be increased, regardless of statutory reform, by resolution of the Board of Directors, up to the limit of 600,000,000 common stocks.

§1º. The Board of Directors shall be entitled to establish the issuance price and the number of stocks to be issued, as well as the payment terms and conditions, provided that, however, the payment of stocks in assets shall be subject to approval of the respective appraisal report by the General Meeting, pursuant to the law.

§2º. Within the limit of the authorized capital, the Board of Directors may, further:

(a)	decide upon the issuance of subscription bonus;

(b)
pursuant to a plan approved by the General Meeting, grant stock options to its administrators or employees, or to individuals rendering services to the Company or a company under its control, without the shareholders having any preemptive right over the stock option or its subscription; and

(c)	approve the increase of the capital stock pursuant to the capitalization of profits or reserves, with or without stock dividends.

Article 9. The issuance of new stocks, convertible debentures in stocks or subscription bonus which placement be made pursuant to sale in stock exchange, public subscription or exchange per stocks in public offer to acquire control under the terms of articles 257 to 263 of Law No. 6.404/76, or, also, under the terms of a special law regarding tax benefits, may be carried out without the shareholders being entitled to the preemptive right in the subscription or reduction of minimum term set forth in law for its exercise.

Article 10. It is prohibited the issuance of beneficiary parts.

CHAPTER III. GENERAL MEETING

Article 11. The General Meeting shall, ordinarily, meet within the first four months following the end of the fiscal year and, extraordinarily, whenever the corporate interests or the law so requires.

§1º. The General Meeting shall be called pursuant to the law. Regardless the notice formalities, a General Meeting in which all shareholders are present shall be considered regularly called.

§2º. The General Meeting shall be held, in a first call, with the presence of shareholders representing at least 25% of the capital stock, except when the law requires a higher quorum; and, in a second call, with any number of shareholders.

§3º. The General Meeting shall be presided by the Chairman or, in his absence, by whomever the General Meeting appoints. The Chairman shall select one of those present to be the secretary.

Article 12. Before the beginning of the General Meeting, the shareholders shall sign the “Shareholders Presence Book”, informing the name and residence and the quantity of stocks held by them.

§1º. The list of shareholders present shall be concluded by the Chairman, following the beginning of the General Meeting.

§2º. The shareholders who appear at the General Meeting after the conclusion of the list of shareholders present may participate in the meeting, but shall not be entitled to vote in any corporate resolution.

Article 13. To take part in a General Meeting, the shareholder must present on the date the respective meeting is held: (i) evidence issued by the depositary institution of the book entry stocks held by it, pursuant to article 126 of Law No. 6.404/76, dated up to two business days before the General Meeting; and (ii) power of attorney, duly ruled pursuant to the law and these Bylaws, in the event of representation of the shareholder by a proxy. The shareholder or its legal representative must be present at a General Meeting with documents evidencing his identity.

Sole paragraph. The Company shall waive the presentation of the evidence mentioned in item (i) of the caput of this Article by the holder of book entry stocks set forth in the list of shareholders supplied by the depositary institution.

Article 14. The resolutions of the General Meeting, except fort the exceptions set forth by law and in these Bylaws, shall be adopted by absolute majority of votes, excluding the waived votes.

Article 15. Without prejudice to the other competences established by law and in these bylaws, the General Meeting shall be exclusively responsible for:

(a)	taking the accounts of the administrators, examine, discuss and vote the financial statements;

(b)	deciding upon the destine of the net profit of the fiscal year and upon the distribution of dividends;

(c)	electing and removing the members of the Board of Directors, designating its President and Vice-President, and the Fiscal Council, if any;

(d)	approving the stock option plan granted to administrators and employees or individuals rendering services to the Company or to companies under its control;

(e)	deciding upon the removal of the Company from the New Market (“New Market”) and upon the cancellation of its registry as an open company;

(f)
selecting an institution or company specialized responsible for determining the economic value of the Company and preparation of the respective report, in the event of cancellation of its registry as an open company or removal from the New Market, as set forth in CHAPTER VIII hereof; and

(g)	interrupting the exercise of shareholder’s rights, pursuant to art. 120 of Law No. 6.404/76.

Article 16. There shall not be filed by the Company the shareholders’ agreement regarding the exercise of the right to vote getting in conflict with the provisions contained herein.

Article 17. It is prohibited to any shareholder to intervene in any resolution which presents or represents an interest conflicting with Company’s interests. It shall be considered abusive, for the purposes of the provisions of Art. 115 of Law No. 6.404/76, the vote made by a shareholder in a resolution in which the same may have or represents interest conflicting with Company’s interest.

Article 18. It is prohibited to the Company to grant loans to administrators of the Company and Parties Related to the administrators of the Company.

CHAPTER II. ADMINISTRATION

Article 19. The Board of Directors and the Directorate shall be responsible for the administration of the Company.

Article 20. The Directors and Officers shall be entitled to hold office by the execution of the declaration of acceptance of office in the proper book and of the Administrators Acceptance Term, according to the provisions of the New Market List Regulation, remaining in their offices until new administrator are elected.

Sole paragraph. Company’s administrators must abide to the Disclosure and Use of Information Guide and Trading Policy of Securities Issued by the Company, pursuant to the execution of the respective Term.

Article 21. The General Meeting shall establish, individually or overall, the compensation of the Company’s administrators and members of the advisory committee. In case the compensation is established as overall, it shall be the responsibility of the Board of Directors to define the amounts to be individually paid. The Board of Directors shall also be entitled of distributing, if necessary, the profit sharing established by the General Meeting.

CHAPTER III. BOARD OF DIRECTORS

Article 22. The Board of Directors is comprised by at least five and at most nine members, all elected and removable by the General Meeting, with unified term of office of two years, being permitted the reelection. The General Meeting shall indicate, among those elected for the offices of members of the Board of Directors, the Chairman and Vice-President.

§1. The term of office of each member of the Board of Directors shall end on the date of the second Ordinary General Meeting held after their election.

§2. The Board of Directors shall adopt an Intern Regulation which shall provide for, among other matters considered applicable, the functioning of the advisory body and committees subordinated to it, rights and duties of the members of the Board of Directors and relationship of the Board of Directors with the Directorate and other corporate bodies.

§3. At least 20% of the directors shall be Independent Directors, being understood, for the purposes of these bylaws, as Independent Directors, those meeting the independence criteria set forth by the Listing Regulation of the New Market.

§4. It shall also be considered as independent the directors elected pursuant to art. 141, §§4 and 5 of Law No. 6.404/76, as set forth in the Listing Regulation of the New Market.

§5. It shall be the responsibility of the shareholder indicating candidates to the Board of Directors to evaluate, and, subsequently, at the General Meeting, decline and consider, to the exercise of its vote right, the suitability of the candidates in any of the events of de ineligibility or the conflict assumed set forth in Law No. 6,404/76, of regulation of the Securities Exchange Commission or these Bylaws, so as to enable the General Meeting the inspect the existence of conflict in the case in question and its waiver, as the case may be.

§6. It shall be considered abusive, for the purposes of what is set forth in Art. 115 of Law No. 6.404/76, the exercise of vote right for the election of an director by a shareholder or Group of Shareholders that, aware of the conflict of interests or ineligibility reason, fails to inform the Company, pursuant to §5 above and, subsequently, the General Meeting, of the existence of such ineligibility or facts that may presume the conflict of interests of the elected Director.

§7. In the event, after the election of the Director, of a fact constituting the same assumption events of conflict of interests mentioned in §5 of this Article, such Director shall be responsible for notifying the fact to the Chairman. If the supervening hindering fact is related to the electing shareholders and not personal of the Director, the electing shareholder(s) shall be responsible for notifying the fact to the Chairman, in order to submit the matter to the General Meeting.

Article 23. In the election dos members do Board of Directors is entitled to the shareholders the requirement of adoption of the process of multiple vote, pursuant to regulation in force.

§1. The Company, immediately after the receipt of request, shall send a notice to the shareholders notifying that the election of the members of the Board of Directors shall be carried out under the multiple vote process.

§2. Once held the General Meeting, the Chairman shall promote, based on the Shareholders Presence Book and on the number of stocks held by the shareholders present, the calculation of the number of votes entitled to each shareholder. Each shareholder shall be entitled to accumulate the votes attributed to it in one sole candidate or distribute the same among several of them.

§3. It shall be declared elected the candidates receiving a major quantity of votes.

§4. In the event the election ends in a draw, there shall be a new voting, by the same process, between the candidates receiving equal number of votes.

§5. Whenever the election is carried out by the multiple vote process, the removal of any member of the Board of Directors by the General Meeting shall cause the removal of the other members, proceeding with a new election; in the other vacancy events, the first General Meeting shall proceed with the election of the entire Board.

Article 24. The Board of Directors shall meet, (i) at least quarterly in ordinary character, pursuant to a schedule to be disclosed always in the first month of each fiscal year by the President of the body; and (ii) extraordinarily, whenever necessary. The notice for the meetings shall be sent by the Chairman and, in his absence, by two of the members of the Board of Directors.

Article 25. The notice of the meetings held by the Board of Directors shall always be in writing, by means of letter, telegram, fax, e-mail, or other form enabling the evidence of receipt of the notice by the addressee, and must contain, besides the location, date and time of the meeting, the agenda. The notice for the Board of Directors shall be sent at least five consecutive days in advance. Regardless of the notice formalities, it shall be considered regular a meeting in which all members of the Board of Directors are present.

§1. The directors may participate in the Board of Directors meetings by means of phone conference, video conference or any other communication means enabling the identification of the director and the simultaneous communication with all other persons present at the meeting. In such case, they shall be considered present at the meeting and must sign said minutes.

§2. No member of the Board of Directors may have access to information, be a part in the resolutions and discussions of the Board of Directors or of any administration bodies, exercise the vote or intervene in any way in the matters in which it is, direct or indirectly, in a situation of conflict of interests with Company’s interests, under the terms of Law.

§3. The minimum quorum for installation of the Board of Directors meetings, in a first call, shall be of majority of its members. In a second call, object of new communication to the directors pursuant to the caput of this Article, sent immediately after the date designated for the first call, the meeting shall be held with any number of directors.

§4. Except for express exceptions set forth in these Bylaws, the resolutions of the Board of Directors shall be taken by the vote of the majority of the members present at the meetings.

§5. It shall be considered vacant the office of a director who does not appear, without cause, in three consecutive Board of Directors meetings.

Article 26. The replacement of the members of the Board of Directors, temporarily or by virtue of vacancy of office, shall be made as follows:

(a)	in the event of temporary absence or hindrance of the Chairman, its functions shall be exercised, temporarily, by the Vice-President;

(b)	if vacant the office of Chairman, the Vice-President shall assume temporarily the Presidency of the body until the next General Meeting, which shall elect the substitute; and

(c)
in the event of vacancy of the other members of the Board of Directors, the remaining members of the Board of Directors shall designate a temporary substitute, who shall hold office until the first General Meeting where the substitutes shall be elected, observing the criteria provided for in §3 and following paragraphs of Article 22, in the event the position vacant is the one of Independent Director;

Article 27. The Board of Directors shall be responsible for:

(a)  establishing a general orientation of the business of the Company, including the approval and alteration of the annual budget of the Company, geographic areas of operation and the determination of the goals and strategies of the following period;

(b)  electing and destituting the Officers of the Company and establishing their attributions, observing the provisions of this Bylaws and Internal Regulation;

(c)  inspecting the management of Officers, verify at any time the books and documents of the Company, as well as ask for information on the agreements entered into or being entered into or on any other act;

(d)  establishing the overall compensation criteria and benefit policies (indirect benefits, profit sharing and/or sales profit sharing) of Company’s employees;

(e)  attributing to the administrators of the Company participation in the profits calculated in balances conducted by the Company, including interim balance sheets, in accordance with the statutory and legal provisions and limits;

(f)  sending notice of the General Meeting;

(g)  manifesting on the report of the administration and accounts of the Directorate;

(h)  presenting to the General Meeting a net profit destination proposal for the fiscal year;

(i)  previously authorizing: (i) the execution, by the Company, of any agreements, including, as examples, the acquisition of equity interest or assets and the exception of agreements to finance the production of home units; or (ii) the assignment, by the Company, of loans, financing or collateral or personal guarantee in favor of its subsidiaries (except for specific purpose entities whose total and voting capital is held 90% or more by the Company) or third parties, whenever, in the events described in items

(i)  or (ii), the operations are contracted by a period longer than thirty-six (36) months (except for those with utility concessionaires or others that meet flat conditions, which are not subject to the prior approval of the Board of Directors in this case) or whose amount is higher than the Reference Value, whenever not provided for in the annual budget;

(j)  previously approving investments, of a sole nature, exceeding the Reference Value, whenever not provided for in the annual budget;

(k)  authorizing the Directorate to acquire, transfer or grant the capital of another company, establish or constitute mortgage or liens of any nature on the goods of the permanent assets of the Company, in values representing responsibility superior to the Reference Value or that are not estimated the annual budget;

(l)  resolving on the issuance of stocks and subscription bonus, until the limit of the authorized capital, establishing the issuance price, subscription and payment condition and other issuance conditions;

(m)  resolving on the issuance or cancellation of simple debentures;

(n)  electing and destituting independent auditors;

(o)  approving and altering the Internal Regulation of the of the Board of Directors;

(p)  approving and altering the polices to be observed by the Company, including, as an example, environmental and accounting policies;

(q)  authorizing the acquisition of stocks issued by the Company, for the canceling or permanence in treasury and future sale;

(r)  previously authorizing the acquisition or subscription, by the Company, of stocks or quotas of other companies in which the Company participates or the execution, by the Company, of consortium constitution instruments, whenever the values involved are superior to the Reference Value;

(s)  previously authorizing the execution of partners' agreements, shareholders’ agreements or vote agreements involving the Company or its affiliate companies (except wholly-owned subsidiaries, specific purpose entities, special partnerships or consortia);

(t)  authorizing the execution, celebration, alteration of termination, by the Company or by any of its affiliated companies, of any agreement, contract or undertaking, on the one side, the Company or one of its affiliated companies and, on the other side, any Controlling Shareholder or administrator or Related Part to any Controlling Shareholder or administrator of the Company, or, yet, the waiver of any right of the Company or its affiliated companies resulting from or related to such agreements, undertakings or contracts, being certain that, in any case, such agreements, undertakings or contracts shall be executed in equitable basis and market conditions;

(u)  orienting the votes to be passed by the representative of the Company in the general meetings of the companies in which the Company participates, except for the wholly owned subsidiaries, specific purpose companies, special partnerships or consortia; and

(v)  approving the establishment or the acquisition of equity interest in entities in general, including special purpose entities or consortiums whose corporate purpose, objective or business guidance differs from the Company’s corporate purpose.

Sole Paragraph. For the purposes of these Bylaws, the “Reference Value” shall correspond to (i) R$20,000,000.00, corrected, as of June 5, 2009, by the variation of the General Market Price Index (IGP-M) disclosed by Getúlio Vargas Foundation or another index of similar basis that come to replace it, or (ii) 2% of the Company’s shareholders’ equity, whichever the lower.

CHAPTER IV. ADVISORY COMMITEE OF THE BOARD OF DIRECTORS

Article 28. The Board of Directors may create committees to provide advices to it, with restricted and specific purposes and with a term of duration, designating its respective members, who may or may not be board members, and guiding its functioning by the Internal Regulation of the Board of Directors.

CHAPTER V. DIRECTORATE

Article 29. The Directorate is the body responsible for representing the Company, and is responsible for practicing all acts necessary for the management of the corporate business.

Article 30. The Directorate, whose members shall be elected and destituted at any time by the Board of Directors, shall be comprised of up to 6 Officers, being the CEO, CFO and up to 4 COOs, all with a two-year term of office, being allowed the reelection. The Board of Directors shall designate one of the Officers of the Company as Investors Relationship Officer.

§1º. Upon temporary impediments or absences, the CEO shall be replaced by one of the Officers designated by him.

§2º. In the event of vacancy of the position of CEO, the CFO shall temporarily assume the position and, in the event of absence, one of the other Officers shall temporarily assume the position, by resolution of the Officers themselves, until the first subsequent meeting of the Board of Directors, which shall be immediately called by the President of the Board of Directors and shall designate the substitute of the CEO for the rest of the term of office.

§3º. In the event of vacancy, absence or temporary impediment of other Officers, the position shall be assumed by one of the other Officers appointed by the CEO, cumulating functions, shall take over, or the CEO himself.

Article 31. The Officers shall be responsible to comply with and demand that others comply with these Bylaws, the resolutions of the Board of Directors and of the General Meeting, and the practice, within its attributions, of all acts necessary to the regular functioning of the Company.

§1º. The CEO shall be specifically responsible for the following:

(a)  call and preside the meetings of the Directorate;

(b)  propose to the Board of Directors the composition of the Directorate;

(c)  propose to the Board of Directors the distribution of functions to the other Officers;

(d)  guide and coordinate the performance of the other Officers;

(e)  direct the activities related to the general planning of the Company and of its affiliated companies;

(f)  maintain the members of the Board of Directors informed on the activities and the course of the operations of the Company and comply with the information required by the

Board of Directors, respecting the provisions contained in the legal rules or regulations on the secrecy of the financial institution operations and others legally similar; and

§2º. The CFO shall be specifically responsible for the following:

(a)  coordinating the relation of the Company with banks, financial and credit institutions, insurance companies, securitization companies, rating institutions, existent and potential investors,

(b)  maintaining the assets of the Company duly insured;

(c)  managing the treasury, financing, accounting and controllership areas of the Company;

(d)  directing the administration and management of the financial activities of the Company and supervise the same activities developed by the affiliated companies of the Company;

(e)  financial and fiscal planning and control of the Company;

(f)  planning and prepare the budget of the Company;

(g)  managing the receivables portfolio of the clients of the Company; and

(h)  coordinating the activities of its area with the other areas of the Directorate.

§3º. The COOs shall be specifically responsible for the following:

(a)  promoting the development of the activities of the Company;

(b)  coordinating the activities of the affiliated companies of the Company;

(c)  analyzing new areas for the Company to conduct its business;

(d)  planning, supervising and coordinating constructions carried out by the Company or by engaged third parties;

(e)  managing and monitoring the commercialization and disclosure of the products of the Company;

(f)  planning the demand expectancy for the of the Company;

(g)  planning, managing, identifying and coordinating the acquisition of properties for the development of new real estate projects by the Company;

(h)  planning, monitoring and coordinating the establishment of developments of new real estate projects by the Company;

(i)  proposing and negotiating the Company’s interest in special purpose entities and the execution of agreements with partners, aiming at the development of new real estate projects, without impairing the provision of Article 36 of these Bylaws; and

(j)  coordinating the activities of its area with other areas of the Executive Boards.

§4º. The Investors Relationship Officer shall be responsible, besides the attribution defined by the Board of Directors, for the provision of information to investors, to CVM and to the stock exchange or over-the-counter market where the securities of the Company are negotiated, as well as maintain up dated the registry of the Company, according to the CVM applicable regulation.

Article 32. The Directorate, as a collegiate body, shall exercise the following attributions:

(a)  comply and demand the compliance with these Bylaws and the resolutions of the Board of Directors and General Meeting;

(b)  resolve on the opening, closing and alteration of addresses of branches, agencies, warehouses, offices and any other establishments of the Company in the country or abroad or on the change of the headquarters’ address;

(c)  submit, annually, to the appreciation of the Board of Directors, the Administration Report and the accounts of the Directorate, together with the independent auditors report, as well as the proposal regarding the destination of the profit calculated in the previous fiscal year;

(d)  prepare and propose, to the Board of Directors, the annual and pluriannual budgets, strategic plans, expansion projects and investments programs;

(e)  care for the compliance with the polices proposed by the Board of Directors of the Company;

(f)  exercise other attributions designated to it by the Board of Directors;

(g)  decide on any matter which is not under the exclusive competence of the General Meeting or of the Board of Directors; and

(h)  approve the constitution or acquisition of equity interest in companies in general, including special purpose entities or consortia, whose amounts are lower than the Reference Value and whose corporate purpose complies with the Company’s.

Article 33. The Directorate shall validly meet upon the presence of, at least, two Officers and shall pass resolutions by means of the vote of the majority of the people present, being attributed to the CEO the quality vote, in the event the voting ends in a draw.

Article 34. The Directorate shall meet whenever called by the CEO or by the majority of its members. The meetings of the Directorate may be held by telephone conference, video conference or by any other means of communication allowing the identification of the director and the simultaneous communication with all the other people present at the meeting.

Sole Paragraph. All resolutions of the Directorate shall be registered in a minutes drawn up in the proper minutes book of the Meetings of the Directorate and signed by the present Officers.

Article 35. Except for the cases provided for in the paragraphs of this Article, the Company shall be represented and shall only be considered validly bound by act or signature:

(a)  of two Officers together;

(b)  of any Officer together with an attorney-in-fact with specific powers; or

(c)  of two attorneys-in-fact with specific powers.

§1º. The acts for which this bylaw requires prior authorization of the Board of Directors or Directorate shall only be valid once this requirement is fulfilled.

§2º. The Company may be represented by only one Officer or attorney-in-fact with specific powers for the practice of the following acts:

(a)  representation of the Company in shareholders' and partners' meetings of the companies in which it participates;

(b)  representation of the Company in court and administrative lawsuits; or

(c)  practice of administrative routine acts, including before public bodies, municipal, state, federal and the Federal District, environmental agencies, the Public Prosecutor Office and Attorney Offices, financial institutions, mixed corporations, independent governmental agencies, Trade Boards, Labor Courts, INSS, IRS, Caixa Econômica Federal, Caixa Seguros, FGTS and their collecting banks, and others of the same nature and Notary Offices in general.

§3º. The Board of Directors may authorize the practice of specific acts binding the Company by the signature of only one Officer or attorney-in-fact regularly appointed, or, yet, establish the competence and limit for the practice of acts for a sole representative.

Article 36. The power-of-attorneys shall always be granted or revoked by two Officers together, and shall establish the powers of the attorney-in-fact and, except for the power- of-attorneys granted for judicial purposes, which may be granted or revoked by only one Officer, and the power of attorney must always have a determined term of, at the most, one year.

Sole Paragraph. When the purpose of the power-of-attorney is the practice of any act which requires the prior authorization of the Board of Directors, the same shall be conditioned to such authorization, which shall be mentioned in the power-of-attorney.

CHAPTER VI. FISCAL COUNCIL

Article 37. The Fiscal Council shall not be permanent and shall have the competences, responsibilities and duties defined in law, and shall only be installed by resolution of the General Meeting or upon request of the shareholders in the situations provided for by law.

Sole Paragraph. Whenever installed, the designation of the offices to be held shall be by means of a term drawn up in a proper book, signed by the entitled member of the Fiscal Council, and by the prior subscription of the Consenting Term of the Members of the Fiscal Council under the terms of the New Market List Regulation.

Article 38. It may not be elected for the Fiscal Council, besides the persons referred to in article 147 of Law No. 6.404/76, as set forth in §5 of Article 21 hereof, those referred to in Art. 162, §2 of Law No. 6.404/76.

CHAPTER VII. FISCAL YEAR, FINANCIAL STATEMENTS AND
PROFITS

Article 39. The fiscal year shall begin on January 1st and end on December 31st. At the end of each fiscal year, the Financial Statements provided for by law shall be prepared.

Article 40. Eventual accumulated losses and provision for income tax shall be deduced from the income for the year, before any interest.

§1º. The profit sharing for the Company’s administrators shall be calculated on the amount assessed pursuant to the caput of this article, up to the maximum legal limit, to be distributed as per requirements to be established by the Board of Directors and only in the fiscal year in which it is distributed to the shareholders the obligatory dividend referred to in Article 41.

§2º. The net profit for the year, calculated after the deduction mentioned in the previous paragraph, shall be allocated as follows:

(a) five per cent (5%) to legal reserve, until it reaches twenty per cent (20%) of the paid- up capital stock or the limit set forth in paragraph 1, Article 193 of Law 6,404/76;

(b)  out of the net profit for the year balance, calculated after the deduction in item “a” of this Article and adjusted as required by Article 202 of Law 6,404/76, twenty-five per cent (25%) shall be allocated to pay mandatory dividends to all its shareholders; and

(c)  the amount not greater than seventy-one point twenty-five per cent (71.25%) of the net profit to record the Investment Reserves, with the purpose to: (i) guarantee resources for the development of the activities of its affiliated companies, without prejudice to the retention of profits under the terms of Art. 196 of Law 6.404/76; and may also (ii) be used in operations of redemption, reimbursement or acquisition of stocks of the capital of the Company.

§3º. Observed the legal limit, the Investment Reserve shall not exceed 80% of the capital stock and its constitution shall respect, in any case, the minimum obligatory dividend provided for in item “b” of paragraph 2 of this Article.

§ 4º. After the allocation forth in previous paragraphs is completed, the allocation of the balance shall be approved at the General Meeting, after resolution of the Board of Directors, respecting the applicable legal provisions.

§5º. The General Meeting, by means of a proposal presented by the Board of Directors, may at any time distribute dividends to the Investment Reserve account or destine its balance, in whole or in part, to the increase of the capital stock, including with bonus in new stocks.

Article 41. The Company, by means of resolution of the Board of Directors, may prepare half-year, quarterly or monthly balance sheets, as well as declare dividends to the account of profits calculated in these balance sheets. The Company, by means of resolution of the Board of Directors, may declare intermediate dividends to the account of accumulated profits or profit reserves existent in the last annual or half-year balance sheet.

Article 42. The Board of Directors may pay or credit, in each fiscal year, ad referendum of the Ordinary General Meeting appreciating the financial statements related to the fiscal year, interest on proper capital, under the terms of the income tax legislation.

Article 43. The distributed dividends and the interest on proper capital credited under the terms of Article 43 and Article 44 shall be attributed to the obligatory dividend.

Article 44. The dividends not received or claimed shall expire after three (3) years, as of the date in which they were made available to the shareholder, and shall revert in favor of the Company.

CHAPTER VIII. TRANSFERENCE OF CONTROL, CANCELLATION OF
REGISTRY AS AN OPEN COMPANY, WITHDRAWAL FROM THE
NEW MARKET

Transference of Control

Article 45. The Transference of Control of the Company, both by means of a single operation and by means of successive operations, shall be contracted under precedent and subsequent conditions that the transferee of the Control agrees to make an acquisition Public Offer of the other stocks of the other shareholders of the Company, observing the conditions and terms provided for by the law in force and in the New Market List Regulation, in a way to guarantee a similar treatment to that one provided to the Transferor Controlling Shareholder.

Article 46. The Public Offer referred to in the previous Article shall also be required:

(a)  when there is an onerous assignment of stock subscription rights and other bonds or rights related to securities convertible in stocks or giving right to its subscription, that result in the Transference of Control of the Company; or

(b)  in the event of transference of control of the company holding the Power to Control the Company, and, in such case, the Transferor Controlling Shareholder shall be obliged to declare to São Paulo Stock Exchange the value attributed to the Company in this transference and attach documentation evidencing it.

Article 47. The holder of the stocks of the Company who acquires Power of Control, due to a stock purchase and sale agreement entered into with the Controlling Shareholder, involving any quantity of stocks, shall be subject to:

(a)  execute the Public Offer referred to in Article 45; and

(b)  reimburse the shareholders from whom the stocks were acquired within the last six months before the date of Transference of Control of the Company, to whom it shall pay the difference between the price paid to the Transferor Controlling Shareholder and the value paid in stock exchange by the stocks of the Company in this same period, duly updated until the payment by IGP-M or other index of equivalent basis that come to replace it;

Article 48. The Company shall not register any transference of stocks for the transferee of the Power of Control or to those who end up holding the Power of Control, while they do not sign the Consenting Term of the Controllers referred to in the New Market List Regulation.

Sole Paragraph. The Company shall not register the Shareholders Agreement providing for the exercise of the Power of Control whole its signatories does not sign the Consenting Term referred to in the no caput of this Article.

Withdrawal from the New Market and Canceling of the Registry as Open Company

Article 49. If, in General Meeting, it is approved the withdrawal of the Company from the New Market, whether so that its securities may have a registry for the negotiation outside the New Market, or by operation of corporate reorganization, in which the Company resulting from this reorganization is not admitted to the negotiation in the New Market, the Controlling Shareholder shall execute the Public Offer for the acquisition of stocks held by the other shareholders of the Company, and the minimum price to be offered shall correspond to the Economical Value calculated in the appraisal report, as set forth in Article 51.

Article 50. If, in General Meeting, it is approved the canceling of the registry of the as an Open Company, the Controlling Shareholder or the Company shall execute the Public Offer for the acquisition of stocks belonging to the other shareholders Company, and the minimum price to be offered shall correspond to the Economical Value calculated in the appraisal report, as set forth in Article 51.

Article 51. The appraisal reports referred to in Article 49 and Article 50 shall be prepared by an specialized institution or company, with independence and proved experience regarding the power of decision of the Company, its Administrators and/or Controlling Shareholder, besides satisfying the requirements of §1 of article 8 of Law No. 6.404/76, and contain the responsibility provided for in §6 of the same article.

§1º. The choice on the specialized institution or company responsible for the determination of the Economical Value of the Company is the exclusive competence of the General Meeting, by means of the presentation, by the Board of Directors, of a triple list, and the respective resolution, without consideration of the votes in blank, shall be adopted by the majority of votes of the shareholders representing the Outstanding Stocks present in that meeting, which if installed upon first notice shall count with the presence of the shareholders representing at least 20% of the total Outstanding Stocks, or if installed upon second notice may count with the presence of any number of shareholders representing the Outstanding Stocks.

§2º. The costs for the preparation of the appraisal report shall be born entirely by the offeror.

Article 52. In the event of a Diffuse Control of the Company:

(a) whenever it is approved, in General Meeting, the canceling of registry as an Open Company, the Public Offer for the acquisition of stocks shall be executed by the Company itself, and, in such case, the Company may only acquire the stocks held by the shareholders who voted in favor of the canceling after have acquired the stocks of the other shareholders who did not vote in favor of said canceling and who have accepted said Public Offer; and

(b) whenever it is approved, in General Meeting, the withdrawal of the Company from the New Market, whether due to the registry for negotiation of the securities outside the New Market, or due to a corporate reorganization in which the Company resulting from this reorganization is not admitted for negotiation in the New Market, the Public Offer for the acquisition of stocks shall be executed by the shareholders who voted in favor of said resolution.

Article 53. In the event of a Diffuse Control and determination by São Paulo Stock Exchange that the quotations of the securities issued by the Company are separately disclosed, or that the securities issued by the Company are not negotiated in the New Market due to the non-compliance with the obligation contained in the New Market List Regulation or due to an administration act or fact, a General Meeting shall be called as provided for in article 123 of Law No. 6.404/76, destined to destitute and substitute the Board of Directors or make the necessary decisions and cure the non-compliance with the obligations contained in the New Market List Regulation.

Article 54. If the decisions referred to in Article 53 does not cure the non-compliance with the obligations contained in the New Market List Regulation within the term defined by São Paulo Stock Exchange for the remedy of a violation committed and if the Company is withdrawn from the New Market due to such non-compliance, the Company shall, respect the legal provisions, execute a Public Offer for the acquisition of stocks for the canceling of registry as an Open Company of the Company directed to all shareholders.

Sole Paragraph: In the event it is resolved, in General Meeting, to maintain the registry as an Open Company of the Company, the Public Offer for the acquisition of stocks shall be executed by the shareholders who voted in favor of such resolution.

Article 55. In the event of a Diffuse Control and upon withdrawal of the Company from the New Market due to the non-compliance with the obligations contained in the New Market List Regulation by resolution in General Meeting, the Public Offer for the acquisition of stocks shall be executed by the shareholders who voted in favor of the resolution implying in the non-compliance.

CHAPTER IX. DEFINITIONS

Article 56. For the purposes of these Bylaws, the following terms with capital letters shall have the following meanings:

“Purchasing Shareholders” means any person (including, for example, any individual or legal entity, investment fund, condominium, securities portfolio, universality of rights, or other organization, residing, domiciled or headquartered in Brazil or abroad), or group of people bound by a vote agreement with the Purchasing Shareholders and/or representing the same interest of the Purchasing Shareholders, that may subscribe and/or acquire stocks from the Company. Including, amongst the examples of a person representing the same interest of the Purchasing Shareholders, any person (i) direct or indirectly controlled or administered by such Purchasing Shareholders; (ii) controlling or administering, in any way, the Purchasing Shareholders; (iii) whether, direct or indirectly, controlled or administered by any person controlling or administering, direct or indirectly, such Purchasing Shareholders; (iv) in which controlling company of such Purchasing Shareholders holds, direct or indirectly, a corporate interest equal to or higher than 30% of the capital stock; (v) in which such Purchasing Shareholders holds, direct or indirectly, a corporate interest equal to or higher than 30% of the capital stock; or (vi) holds, direct or indirectly, a corporate interest equal to or higher than 30% of the capital stock of the Purchasing Shareholders.

“Controlling Shareholder”, “Disposing Controlling Shareholder”, “Outstanding Stocks”, “Disposal of Company’s Control”, “Divided Control”, “Control Power”, “Controlling Company”, “Controlled Company”, “Economic Value” have the meanings attributed to it in the Listing Regulation of the New Market.

“Group of Shareholders” the group of two or more persons (i) bounded by agreements or covenants of any nature, including shareholders agreements, oral or written, whether directly or by means of Controlled, Controlling companies or under common Control; or (ii) amongst which there is a Control relationship, whether direct or indirectly; or (iii) under Common Control; or (iv) acting representing a common interest. Including persons representing a common interest (a) a holder, direct or indirectly, of corporate interest equal to or higher than 15% of the capital stock of other entity; and (b) two entities having a third investor in common which is the holder, direct or indirectly, of corporate interest equal to or higher than 15% of the capital of each of the other two entities. Any joint-ventures, funds or investment clubs, foundations, associations, trusts, condominiums, cooperatives, securities portfolio, universality of rights, or any other organization or undertaking forms, constituted in Brazil or abroad, shall be considered a part of the same Group of Shareholders, whenever two or more of such entities are (x) administered or managed by the same legal entity or by Parties Related the same legal entity; or (y) have in common the majority of its administrators.

“Related Party” means any individual or legal entity that, direct or indirectly, controls other individual or legal entity, be controlled by it, or under common control therewith, or, further, he spouse or family members up to 3rd degree. The control of any individual or legal entity consists in the capacity of directing the administration and the polices of such person (whether by means of the ownership of securities with vote right, by contract, or otherwise) and shall be considered as existent in the event of ownership of securities ensuring to its holder the exercise of more than 50% of the vote right in the election de directors (or other persons or bodies with similar functions).

CHAPTER X. LIQUIDATION

Article 57.The Company may wind-up and will enter into liquidation in the events set forth in law, being entitled to the General Meeting establish the liquidation form and elect liquidator, or liquidators, and the Fiscal Council, which shall work in the liquidation period, establishing powers and compensation.

CHAPTER XI. ARBITRATION

Article 58.The Company, its shareholders, administrators and members of the Fiscal Council, if any, are obliged to solve, by means of arbitration, any and all controversy or dispute that may arise, with respect to or resulting from, in particular, of the application, validity, efficacy, construction, breach and its effects, of the provisions set forth herein, the provisions of Law No. 6.404/76, the rules edited by the National Monetary Committee, by the Central Bank of Brazil and the Securities and Exchange Commission, in the other applicable rules to the working of the working capital in general, besides those included in the Listing Regulation of the New Market, of the Interest Agreement of the New Market, the Arbitration Regulation of the Market Arbitration Chamber, which must be conducted with the Market Arbitration Chamber organized by the São Paulo Stock Exchange, in compliance with the regulation of such Chamber.

CHAPTER XII. MISCELLANEOUS

Article 59.The cases not mentioned in these Bylaws shall be remedied by the General Meeting and ruled pursuant to the provisions of Law No. 6.404/76.